UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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COCA-COLA ENTERPRISES INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 11, 2005

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises Inc., to be held in Wilmington, Delaware at 10:30 a.m., Eastern Daylight Time, on Friday, April 29, 2005. We will be holding our meeting this year at the Hotel du Pont.

You will find more information about the meeting in the attached notice and proxy statement.

Very truly yours,

Lowry F. Kline

Chairman of the Board

John R. Alm

President and Chief Executive Officer

NOTICE OF 2005 ANNUAL MEETING OF SHAREOWNERS

Time:	10:30 a.m., Eastern Daylight Time, Friday, April 29, 2005

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

Record Date:	Shareowners at the close of business on March 2, 2005 are entitled to vote

Matters to be voted upon:

•        Election of four directors for terms expiring at the 2008 annual meeting of shareowners;

•        Executive Management Incentive Plan (Effective January 1, 2005);

•        Ratification of our Audit Committee’s selection of our independent auditors for 2005;

•        Shareowner proposals, if properly presented at the meeting; and

•        Any other business properly brought before the meeting and any adjournments of it.

Shareowners of record are urged to sign, date and return the enclosed proxy card. Shareowners may grant a proxy over the telephone or internet by following the instructions on their proxy cards. If shareowners who have granted proxies later decide to attend the annual meeting, they may revoke their proxies and vote their shares in person.

This notice of meeting and accompanying proxy statement are

first being sent to our shareowners on or about March 11, 2005.

PROXY STATEMENT

FOR ANNUAL MEETING OF

SHAREOWNERS

to be held 10:30 a.m., Eastern Daylight Time, April 29, 2005 at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

We are furnishing this proxy statement to our shareowners in connection with the 2005 annual meeting of shareowners.

Our board of directors is soliciting the proxy of our shareowners to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the accompanying form of proxy are first being sent to our shareowners on or about March 11, 2005.

The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

VOTING

Voting Shares at the Annual Meeting

A shareowner is entitled to vote at the annual meeting if our records show that the shareowner was a shareowner of record as of the close of business on March 2, 2005, the date our board has selected as the record date for this meeting. At that time, a total of 470,292,204 shares of common stock were outstanding and entitled to vote. Each share of stock has one vote. Proxy cards accompanying this proxy statement show the number of shares that each shareowner of record is entitled to vote.

Shareowners at the annual meeting will consider the election of directors and the other items listed on the notice of meeting. They may vote in favor of all nominees for director or may withhold their votes from some or all of the nominees. For all other proposals, they may vote for or against, or they may abstain from voting.

Shareowners may vote in person at the annual meeting, or may grant a proxy by signing, dating, and returning the proxy cards in the postage-paid envelopes provided.

All of our shareowners of record also have the option of granting a proxy by telephone or internet. The proxy cards or the information forwarded by banks, brokers, or other holders of record have instructions. Telephone and internet proxy facilities will close at 9:00 a.m., Eastern Daylight Time, on April 29, 2005.

Shares will be voted as the shareowner of record instructs. The persons named as proxies on the proxy card, signed by the shareowner of record, will vote as recommended by our board of directors on any matter for which a shareowner has not given instructions. The board’s recommendations appear on page 3.

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. If any other matters properly come before the annual meeting, shares will be voted in the discretion of the persons named as proxies on the proxy card.

If the annual meeting is adjourned, the shares will be voted when the meeting is reconvened as well, except for shares whose shareowners of record have revoked their proxies.

Revoking a Proxy

Shareowners may revoke their proxies and change their votes any time before the proxies are voted, if they:

•	Give written notice of revocation to our corporate secretary prior to the annual meeting;

•	Change their votes by granting later-dated proxies; or

•	Come to the annual meeting and vote their shares in person.

Quorums and Vote Counting

The annual meeting requires a quorum, which for this meeting means that a majority of the shares issued and outstanding at the record date are represented at the meeting. If a shareowner grants a proxy or attends the meeting in person, that shareowner’s shares will be counted to determine whether a quorum is present, even if the shareowner abstains from voting on some or all matters introduced at the meeting. “Broker nonvotes” also count for quorum purposes.

If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the shareowner in accordance with the shareowner’s instructions. However, if the nominee has not received instructions within ten days of the meeting, the nominee may vote in its discretion only on matters that the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker nonvote” on that matter.

The four nominees for director who receive the highest vote totals will be elected as directors. All other matters must be approved by a majority of the votes cast by shareowners who are present or represented and entitled to vote at the annual meeting. Abstentions and broker nonvotes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal.

American Stock Transfer & Trust Company is our transfer agent and will tabulate all proxies and votes for the annual meeting.

Costs of Proxy Solicitation

We are paying the costs of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries, and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers, or employees may solicit proxies by mail, telephone, or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Recommendations of the Board of Directors

FOR the election of the following persons to the board of directors to serve until the 2008 annual meeting:

Fernando Aguirre

James E. Copeland, Jr.

Irial Finan

Summerfield K. Johnston, III

FOR approval of the Executive Management Incentive Plan (Effective January 1, 2005);

FOR ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2005 fiscal year; and

AGAINST four shareowner proposals, if presented at the meeting.

Principal Shareowners

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of February 25, 2005.

Name	Number of Shares Owned		Percent of Class
The Coca-Cola Company	168,956,718		35.9%
One Coca-Cola Plaza Atlanta, Georgia 30313

Summerfield K. Johnston, Jr.	30,208,996		6.4%
Suite 600 The Krystal Building Chattanooga, Tennessee 37402

Barclays Global Investors, NA.	26,173,010	(1)	5.6%
45 Fremont Street San Francisco, CA 94105

(1)        The respective Barclays affiliated entities and the corresponding number of shares over which each such entity reported sole voting power and sole dispositive power are as follows: Barclays Global Investor, NA., sole voting power as to 18,609,346 shares and sole dispositive power as to 21,042,729 shares; Barclays Global Fund Advisors, sole voting power as to 1,338,258 shares and sole dispositive power as to 1,529,370 shares; Barclays Global Investors, Ltd., sole voting power as to 3,289,674 shares and sole dispositive power as to 3,307,574 shares; Barclays Life Assurance Banking Company Limited, sole voting power as to 15,600 shares and sole dispositive power as to 15,600 shares; Barclays Capital Securities Limited, sole voting power as to 23,337 shares and sole dispositive power as to 23,337 shares; Palomino Limited, sole voting power as to 254,400 shares and sole dispositive power as to 254,400 shares.

THE BOARD OF DIRECTORS

The Current Board and Nominees for Election

The information below is given as of February 25, 2005.

Nominees for Election To Terms Expiring 2008

Fernando Aguirre	Mr. Aguirre has been Chairman of the Board, Chief Executive Officer, and President of Chiquita Brands International, Inc. (international marketer, producer, and distributor of bananas and other fresh produce) since January 2004. From July 2002 to January 2004, he served as President, Special Projects, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products; from July 2000 to June 2002, he was president of the Global Feminine Care business unit of P&G; and from July 1999 until June 2000, he was Vice President of P&G’s Global Snacks and U.S. Food Products business units. Age 47.

James E. Copeland, Jr.	Mr. Copeland was Chief Executive Officer, Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu from 1999 until his retirement in May 2003. He is also a director of Equifax Inc., a credit information provider, and ConocoPhillips, an integrated energy company. He has been a member of our board of directors since 2003. Age 60.

Irial Finan	Mr. Finan has been Executive Vice President of The Coca-Cola Company since October 2004, and President of Bottling Investments since August 2004. Before that, he was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A., one of the largest Coca-Cola bottlers in the world, from May 2001 to 2003. He is a member of the board of directors of Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola, Alltracel Pharmaceuticals, a biopharmaceutical research development company, and Eircom Group PLC, the principal provider of fixed-line telecommunications services in Ireland. He has been a member of our board of directors since October 2004. Age 47.

Summerfield K. Johnston, III	Mr. Johnston was Executive Vice President and Chief Strategy and Business Development Officer of Coca-Cola Enterprises from February 2003 until his retirement in February 2004. Before that, he was Executive Vice President, Strategic Planning, from January 2000 to February 2003, and a Senior Vice President of our company and its Eastern North America Group President from July 1996 to January 2000. He is a member of the board of directors of The Krystal Company, owner and franchiser of quick-service restaurants, SunTrust Bank Chattanooga, N.A., MetalTek International, Inc., specialty metal casting, and eSkye Solutions, Inc., distributor of channel management software. He has been a member of our board of directors since December 2004. Age 51.

Incumbent Directors Terms Expiring 2007

John R. Alm	Mr. Alm has been Chief Executive Officer of Coca-Cola Enterprises since January 1, 2004 and President since January 2000. Before that, he had been Chief Operating Officer since October 1999. Prior to that, he was Executive Vice President and Principal Operating Officer from April 1999 to October 1999; Executive Vice President and Chief Financial Officer from October 1997 until April 1999. He has been a member of our board of directors since 2001. Age 59.

J. Trevor Eyton	Senator Eyton, formerly President and Chief Executive Officer, later Chairman, and now a director of Brascan Corporation, a natural resources, integrated power systems, real estate development and management, and financial services company, since October 1979. He has been a member of the Senate of Canada since 1990. Senator Eyton is also a director and chairman of Invernia Inc. and Noranda Inc., mining and metals companies. He was a director of Coca-Cola Beverages Ltd., a Canadian bottler of Coca-Cola, until its acquisition by Coca-Cola Enterprises in 1997. He has been a member of our board of directors since 1998. Age 70.

Gary P. Fayard	Mr. Fayard has been Executive Vice President since February 2003, and Chief Financial Officer since December 1999 of The Coca-Cola Company; prior to that he had been Senior Vice President since December 1999. He is a director of Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola. He has been a member of our board of directors since 2001. Age 52.

L. Phillip Humann	Mr. Humann has been Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, since March 1998, also serving as President from March 1998 to December 2004. He is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. He has been a member of our board of directors since 1992. Age 59.

Paula R. Reynolds	Mrs. Reynolds has been Chairman of AGL Resources Inc., a regional energy services holding company, since February 2002, and President and Chief Executive Officer since August 2000. She has been Chairman of Atlanta Gas Light Company, a natural gas distributor, since November 2000; she was Chairman, President and Chief Executive Officer of Atlanta Gas Light Company from August 2000 until November 2000 and President and Chief Operating Officer of that company from September 1998 until November 2000. Mrs. Reynolds is also a director of Delta Air Lines, Inc., an air carrier. She has been a member of our board of directors since 2001. Age 48.

Incumbent Directors Terms Expiring 2006

Calvin Darden	Mr. Darden is Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company. In December 1997, he was elected Senior Vice President of Domestic Operations and in January 2000 he was elected to his current position. He is also a director of United Parcel Service, Inc. and Target Corporation, a retailer. He has announced his intention to resign from United Parcel Service and its board effective March 31, 2005. He was elected to our board of directors in January 2004. Age 55.

J. Alexander M. Douglas, Jr.	Mr. Douglas has been Senior Vice President and Chief Customer Officer of The Coca-Cola Company since February 2003. Prior to that, he was President of The Coca-Cola Company’s North American Division within the North America strategic business unit from 2000 to 2003. He was Vice President of The Coca-Cola Company’s CCE Sales & Marketing Group from 1998 to 2000. He is a member of the boards of directors of Radiant Systems, Inc., a provider of technology solutions for the retail and hospitality industries, and Transora, a provider of technology to lower supply chain costs. He has been a member of our board of directors since October 2004. Age 43.

Marvin J. Herb	Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was president and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He has been a member of our board of directors since April 2002. Age 67.

Jean-Claude Killy	Mr. Killy was Chairman and Chief Executive Officer of The Company of the Tour de France, an organizer and promoter of sporting events, from 1994 to 2001, and was Chairman of the Board of Coca-Cola Entreprise SAS, our French bottler, from 1993 to October 1999. Mr. Killy is a director of Amaury Sport Organization, an organizer of recreational, cultural, and sporting activities, and The Philippe Amaury Editions, S.A., a publisher, and serves as a member of the International Olympic Committee. Mr. Killy won three gold medals in Alpine skiing events at the 1968 Winter Olympics in Grenoble. He has been a member of our board of directors since 1997. Mr. Killy has announced his intention to resign from our board following its April 2005 meeting. Age 61.

Lowry F. Kline	Mr. Kline has served as Chairman of our board of directors since April 2002 and was Chief Executive Officer from April 2001 until January 2004. He was Vice Chairman of the board from April 2000 to April 2002. Prior to that he had been Executive Vice President and Chief Administrative Officer from April 1999 to April 2000. He was Executive Vice President and General Counsel from October 1997 until July 1999. He is a member of the boards of directors of The Dixie Group, Inc., a marketer and manufacturer of high-end residential and commercial broadloom carpet and rugs and of Jackson Furniture Industries, a furniture manufacturer. He has been a member of our board of directors since 2000. Age 64.

Incumbent Directors Terms Expiring 2005 Who Cannot be Renominated

Our bylaws disqualify anyone who has reached the age of 70 from being renominated for another term. See, “Matters That May Be Brought Before the Annual Meeting—Election of Directors.” For this reason, we are unable to renominate two incumbent board members whose terms are expiring at the 2005 annual meeting of shareowners.

John L. Clendenin	Mr. Clendenin has been Chairman Emeritus of BellSouth Corporation, a telecommunications holding company, since 1997. He is a director of Equifax Inc., a credit information provider; The Kroger Co., a retail grocery chain; The Home Depot, Inc., a retailer of home improvement products; Powerwave Technologies, a manufacturer of radio amplifier equipment; and Acuity Brands, Inc., a producer of lighting equipment and chemicals. He has been a member of our board of directors since 1986. Age 70.

John E. Jacob	Mr. Jacob has been Executive Vice President—Global Communications of Anheuser-Busch Companies, Inc., a brewer, since July 2002 and a director of that company since 1990. He was Executive Vice President and Chief Communications Officer from 1994 to 2002. He is a director of Morgan Stanley Dean Witter & Co., an investment banking firm. He has been a member of our board of directors since 1986. Age 70.

Independent Directors

The listing requirements of the New York Stock Exchange (“NYSE”) require that a majority of the members of a listed company’s board of directors must be independent. The question of independence is to be determined by the board with respect to every director, in line with the rules of the Exchange. Based upon the NYSE rules our board has determined a majority of its current members are “independent,” as defined.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee. Apart from the NYSE rules, under our bylaws, the Affiliated Transaction Committee must also be composed entirely of independent directors, with the additional restriction that no member may own more than 1% of the stock of The Coca-Cola Company. Our board has determined that all current members of the Audit Committee, the Governance and Nominating Committee, the Compensation Committee, and the Affiliated Transaction Committee are independent under the NYSE rules.

NYSE Rules

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services. If the director does not fall within one of those categories, the board must then determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in its Board of Director Guidelines on Significant Corporate Governance Issues, where it is stated that:

A.	A Director will not be considered “independent” if:

i.	the Director is now, or has within the last three years, been employed with the Company;

ii.	the Director is now affiliated with or employed by, or a member of his or her immediate family is now affiliated with or employed in a professional capacity by, or has within the last three years been so affiliated with or employed by, any current or former auditor of the Company’s financial statements;

iii.	the Director or a member of his or her immediate family is now, or within the last three years has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

iv.	the Director is an executive officer or an employee, or a member of his or her immediate family is an executive officer, of another entity that currently, or within any one of the last three fiscal years:

1.	accounts (or has accounted) for at least 2% or $1 million, whichever is greater, of the Company’s consolidated gross revenues; or

2.	as to which the Company accounts for at least 2% or $1 million, whichever is greater, of the other entity’s consolidated gross revenues.

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	A Director or a member of his or her immediate family who receives, or during any twelve-month period within the last three years has received, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) is presumed not to be independent. Any such presumption can be negated only by determination of the Board (with no Independent Director dissenting) and disclosed in the Company’s subsequent proxy statement.

D.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a non-independent Director.

For the purposes of this Charter a Director’s “immediate family” member would include the Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

Determinations of Independence

The board has determined that as of our 2005 annual meeting of shareowners, 7 of its 13 members on that date (assuming election of the directors proposed in this proxy statement and the retirement of Mr. Killy) would be independent. In making this determination, our board first applied its guidelines, then specifically determined, with respect to each director, that he or she did not otherwise have a material relationship with Coca-Cola Enterprises.

Independent Directors

Fernando Aguirre

James E. Copeland, Jr.

Calvin Darden

J. Trevor Eyton

Marvin J. Herb

L. Phillip Humann

Paula R. Reynolds

Meetings of Non-Management Directors

The non-management directors have regularly scheduled meetings in executive session, without the presence of our management. The board chooses a presiding director to chair the meetings of the non-management directors. L. Phillip Humann currently serves as presiding director. Shareowners wishing to communicate directly with Mr. Humann or the non-management directors may send correspondence addressed as follows:

[L. Phillip Humann]

                   or

[Non-Management Directors]

c/o Corporate Secretary

Coca-Cola Enterprises Inc.

Post Office Box 723040

Atlanta, Georgia 31139-0040

Attendance at Meetings of the Board and its Committees

In 2004, the board of directors held five meetings. Each director attended at least 75 percent of the aggregate number of board and committee meetings that were held while he or she was a member of our board or committee.

Current Standing Committees of the Board of Directors

The board of directors has the following standing committees, as of the date of this proxy statement. As noted below, several committees were reconfigured during 2004.

Information about committees that existed during 2004 but are not in existence at the date of this notice and proxy statement are described below under “Reconfigured Committees of the Board of Directors.” The current members of each committee as of the date of this notice and proxy statement are listed beneath the description of the committee’s function.

The charters of the Affiliated Transaction, Audit, Compensation, Finance, and Governance and Nominating Committees can be viewed on our website: http://www.cokecce.com. (Click on “Investor Relations” then “Corporate Governance.”)

Affiliated Transaction Committee—Reviews, considers, and negotiates on behalf of Coca-Cola

Enterprises any proposed merger or consolidation between Coca-Cola Enterprises and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in Coca-Cola Enterprises, any purchase by Coca-Cola Enterprises from The Coca-Cola Company of good and services other than in the ordinary course of business, any other transaction between Coca-Cola Enterprises and The Coca-Cola Company having an aggregate value exceeding $10 million, and any other transactions involving Coca-Cola Enterprises and The Coca-Cola Company that may be referred to the committee by the board.

John E. Jacob (Chairman)

John L. Clendenin

James E. Copeland, Jr.

J. Trevor Eyton

The Affiliated Transaction Committee met five times in 2004.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements, ethics programs, legal compliance, and other matters the board deems appropriate.

Paula R. Reynolds (Chair)

John L. Clendenin

James E. Copeland, Jr.

Marvin J. Herb

In accordance with the rules of the NYSE, the board has determined that each member of the Audit Committee is independent, as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE Listing Standards.

The board has determined that Mr. Copeland, in addition to being “independent” is an “audit committee financial expert” as defined in the SEC’s Regulation S-K, Item 401(h)(2). Mr. Copeland’s biographical information is found in “The Board of Directors—The Current Board and Nominees for Election—Nominees for Election to Terms Expiring 2008.”

The Audit Committee met eight times in 2004.

Audit Fee Table

Audit Fees

Ernst & Young billed us $7,151,800 for 2004 and $3,721,300 for 2003 in total audit fees. These fees included the audit of our annual financial statements, review of the consolidated financial statements included in our Forms 10-Q, consents issued related to registration statements, issuance of comfort letters, other attest engagements, and, in 2004, included $3,294,400 for services related to their audit of our internal control over financial reporting, which was not required for 2003.

Audit-Related Fees

Ernst & Young billed us $368,200 for 2004 and $363,900 for 2003 for pension plan audits, accounting consultations, and internal control related projects.

Tax Fees

Ernst & Young billed us $1,106,700 for 2004 and $897,700 for 2003 for professional services rendered for tax compliance, tax advice, and tax planning. Included in those fees are $824,200 for 2004, and $728,500 for 2003 related to tax compliance services for certain employees, many of whom are expatriates.

All Other Fees

Ernst & Young billed us $12,000 for 2004 and $14,200 for 2003 for all other services.

Preapproval by Audit Committee

Under the Audit Committee’s charter, the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited by law. There is no de minimus exception to the committee’s preapproval procedures. All of the fees described in the Audit Fee Table above were preapproved by the committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the audited financial statements of Coca-Cola Enterprises.

The committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the accounting principles of Coca-Cola Enterprises, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee discussed the auditors’ independence from management and Coca-Cola Enterprises, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the foregoing reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements of Coca-Cola Enterprises be included in the annual report of Coca-Cola Enterprises on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Paula R. Reynolds, Chair

John L. Clendenin

James E. Copeland, Jr.

Marvin J. Herb

Compensation Committee—Approves, adopts, and implements the incentive, stock option, and similar equity-based plans. Approves, disapproves, and amends all plans designed to provide compensation primarily for senior officers, and reviews and determines the salaries and other remunerations of senior officers.

James E. Copeland, Jr. (Chairman)

John L. Clendenin

John E. Jacob

Paula R. Reynolds

Our board has determined that all members of the Compensation Committee are “independent.”

The Compensation Committee met twice in 2004.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Irial Finan

L. Phillip Humann

Lowry F. Kline

The Executive Committee did not meet in 2004.

Finance Committee—Reviews the annual budget and business plan, dividend policy, capital structure, capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and administration of retirement plans. Also evaluates returns upon capital expenditures.

Marvin J. Herb (Chairman)

John R. Alm

Calvin Darden

Summerfield K. Johnston, III

The Finance Committee, which was created at the December 2004 meeting of the board of directors, did not meet in 2004.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues; reviews the performance of the chief executive officer, chief operating officer, and, where appropriate, other senior and executive officers; in consultation with the chief executive officer also evaluates and recommends candidates for senior executive positions as they may become vacant. Recommends to the board of directors candidates for election to the board and reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; also considers candidates for election to the board submitted by shareowners.

L. Phillip Humann (Chairman)

John L. Clendenin

Calvin Darden

J. Trevor Eyton

Marvin J. Herb

Our board has determined that all members of the Governance and Nominating Committee are “independent.”

The Governance and Nominating Committee met twice in 2004.

Our Board of Director Guidelines on Significant Corporate Issues lists “issues of diversity, age, business, or academic background and other criteria that the Committee and the Board find to be relevant” as factors that the Governance and Nominating Committee considers in directors.

There is a procedure for shareowners to make nominations to the board contained in Section 10 of Article I of our bylaws. The following summary is qualified in its entirety by reference to Section 10. (Our bylaws may be found on our website at http://www.cokecce.com. Click on “Investor Relations” then “Corporate Governance.”) To make a nomination, a shareowner must be a shareowner at the time the nomination is made, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions, which provide that notice of the shareowner’s intention to make the nomination must be given to our Corporate Secretary at our headquarters not later than the close of business on the 90th day—and not earlier than the close of business on the 120th day—before the day which is the anniversary of the preceding year’s annual meeting of shareowners. The notice must contain all the information about the nominee that would be required to be included in a proxy statement, and must be accompanied by the nominee’s written consent to serve as a director if elected. If the shareowner has complied with all of the requirements of Section 10 of Article I, he or she may nominate the nominee at the annual meeting of shareowners.

In addition to the nomination procedures contained in our bylaws, the committee will consider director candidates proposed by shareowners. Any such proposals should be sent to the committee. (See, “Communications with the Board and its Committees.”) The proponent should submit evidence that he or she is a shareowner of Coca-Cola Enterprises, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will consider all potential nominees from various sources, including any from shareowners, and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and either appoint the nominee to fill a vacancy or newly created vacancy on the board, or direct that the nominee stand for election at the next annual meeting of the shareowners.

Public Issues Review Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public.

Jean-Claude Killy (Chairman)

Calvin Darden

J. Alexander M. Douglas, Jr.

Summerfield K. Johnston, III

Lowry F. Kline

The Public Issues Review Committee met twice in 2004.

Reconfigured Committees of the Board of Directors

During 2004, the board committees described below existed for some portion of the year until being reconfigured. The Governance, Compensation and Nominating Committee was split into two committees: the Governance and Nominating Committee and the Compensation Committee. Two other committees—the Retirement Plan Review Committee and the Capital Projects Review Committee—were combined into the newly-created Finance Committee.

The functions and members of the committees, as of the dates they ceased to exist, are listed below.

Capital Projects Review Committee—Reviews and approves all proposed capital projects for property, plant, and equipment where the amount involved for a specific project is $5 million or more; capital projects exceeding $10 million require approval of the board.

John R. Alm

Gary P. Fayard

Lowry F. Kline

The Capital Projects Review Committee took action by unanimous written consent three times and met once in 2004.

Governance and Compensation Committee—Reviews and recommends corporate governance policies and issues; reviews the performance of the chief executive officer, chief operating officer, and, where appropriate, other senior and executive officers; in consultation with the chief executive officer also evaluates and recommends candidates for senior executive positions as they may become vacant. Recommends to the board of directors candidates for election to the board and reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; also considers candidates for election to the board submitted by shareowners. Reviews and approves all salary arrangements, including annual and long-term incentive awards and other remuneration, for senior officers; responsible for administration of stock option and restricted stock plans, incentive plans, and other compensation plans.

John L. Clendenin (Chairman)

J. Trevor Eyton

L. Phillip Humann

John E. Jacob

Paula R. Reynolds

The Governance and Compensation Committee met three times in 2004.

Retirement Plan Review Committee—Reviews administration of all employee retirement plans and the financial condition of all trusts and other funds established under these plans.

John E. Jacob (Chairman)

Calvin Darden

Gary P. Fayard

Marvin J. Herb

The Retirement Plan Review Committee met once in 2004.

Communications with the Board and its Committees

Any shareowner may communicate with the board of directors by directing correspondence to the board, any of its committees, or one or more individual members, in care of the Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Policy Regarding Board Attendance at Shareowners Meetings

Nine of our directors attended the 2004 shareowners meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Compensation of Directors

All outside directors (that is, anyone who is not an employee of Coca-Cola Enterprises) are entitled to a $75,000 annual retainer, and a $2,000 fee for each board meeting attended.

Additionally, all outside directors, except for directors who are employed by The Coca-Cola Company, are entitled to a

•	$7,500 annual retainer for service as chair of a committee (or $10,000 if he or she is chair of the audit committee); and a

•	$1,000 fee for each committee meeting attended (or $2,000 if it is a meeting of the audit committee).

The Chairman of the board, regardless of whether he or she is an outside director, is entitled to the annual retainer, board meeting fees, and annual retainer for being chair of a committee, but not to committee meeting fees.

We also reimburse all outside directors for reasonable expenses of attending a meeting of the board or a committee. Directors who are officers or employees of Coca-Cola Enterprises receive only reimbursement of expenses incurred in attending out-of-town meetings.

We encourage our directors to attend our annual management meeting and offer transportation and accommodations to directors and their spouses. In 2004, this meeting was held in Arizona, and nine directors and four spouses were able to attend. We reimbursed travel expenses for any directors and spouses who did not travel on our aircraft.

Outside directors and the Chairman are participants in a deferred compensation plan. For participants who do not own one percent or more of our common stock, one-third of all meeting fees and $15,000 of the annual retainer are automatically credited to deferred compensation accounts, valued as if they were invested in our common stock. Participants who own one percent or more of our common stock (referred to in the plan as “qualifying directors”) and other participants may also make voluntary deferrals of their retainer and meeting fees, valued as if either invested in our common stock or a cash account. The account of each participant who is not a qualifying director is also credited with shares of phantom stock having an aggregate value of $16,000 on the first trading day of the year, and a qualifying director may elect whether to have this amount credited in the form of phantom stock or treated as if invested in cash.

Each outside director is also eligible for an annual grant of stock options. In recent years, the number of options granted each year were intended to have a Black-Scholes value of approximately $75,000.

Under our Board of Director Guidelines on Significant Corporate Governance Issues, it is suggested that a new director should, within five years of joining the board, own stock of our company equal in value to at least three times the annual cash compensation paid to board members. Grants of stock options and the deferred compensation plan facilitate this objective.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company (“Coca-Cola stock”) beneficially owned by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table (See, “Executive Compensation—Executive Compensation Tables—Summary Compensation Table”) and

•	the directors and executive officers as a group.

Each person has sole investment and voting power for the shares shown, unless otherwise indicated in the footnotes.

	Number of Shares Beneficially Owned
	Our Common Stock		Coca-Cola Stock
Name	Number of Shares Owned	Percentage of Class	Number of Shares Owned	Percentage of Class
Fernando Aguirre	0	*	2,300	*
John R. Alm(1)	2,602,129	*	0	*
John L. Clendenin(2)(3)	102,788	*	0	*
James E. Copeland, Jr.(4)	29,271	*	0	*
Calvin Darden(5)	4,919	*	0	*
J. Alexander M. Douglas, Jr.(6)	1,038	*	273,708	*
J. Trevor Eyton(7)	34,950	*	0	*
Gary P. Fayard(8)	20,715	*	679,977	*
Irial Finan(9)	1,038	*	0	*
Marvin J. Herb(10)	18,611,282	3.95%	251,000	*
Shaun B. Higgins(11)	695,077	*	1,809	*
L. Phillip Humann(3)(12)	81,737	*	40	*
John E. Jacob(3)(13)	104,190	*	0	*
Summerfield K. Johnston, III(14)	2,209,073	*	49,488	*
Jean-Claude Killy(15)	71,706	*	5,000	*
Lowry F. Kline(16)	2,097,574	*	0	*
Dominique Reiniche(17)	340,085	*	13,100	*
Paula R. Reynolds(18)	15,000	*	50	*
G. David Van Houten, Jr.(19)	911,837	*	0	*
All directors and executive officers as a group (22 persons), including those directors and nominees named above(20)	28,928,422	6.15%	1,431,545	*

Unless otherwise noted, amounts are as of February 25, 2005 for our stock and for Coca-Cola stock.

*	Less than one percent.

(1)        Includes 10,775 shares of our common stock owned by his wife, options to acquire 1,714,038 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 209,000 restricted shares of our common stock that are subject to forfeiture, and 59,378 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Alm, 807,353 shares of phantom stock credited under our stock deferral plan, and 40,670 shares of phantom stock credited under our Supplemental Matched Employees’ Savings and Investment Plan representing shares of our common stock, the receipt of which is deferred beyond 60 days from February 25, 2005.

(2)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 49,588 shares of our common stock upon distribution from the plan.

(3)        With respect to Messrs. Clendenin, Humann and Jacob, beneficial ownership as reported in the table includes 45,200 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(4)        Includes his stock unit account balance in our directors’ deferred compensation plan that will be paid in 6,661 shares of our common stock upon distribution from the plan, and 2,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(5)        Includes his stock unit account balance in our directors’ deferred compensation plan that will be paid in 2,419 shares of our common stock upon distribution from the plan, and 2,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(6)        Includes his stock unit account balance in our directors’ deferred compensation plan that will be paid in 1,038 shares of our common stock upon distribution from the plan. Includes 252,680 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 29, 2005, 1,201 shares of Coca-Cola stock held by trusts for the benefit of his minor children of which his wife is trustee, 2,675 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 1,825 share units of Coca-Cola stock credited to his account under The Coca-Cola Company Supplemental Benefit Plan.

(7)        Includes 1,500 shares held indirectly and 33,450 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(8)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 5,715 shares of our common stock upon distribution from the plan and 15,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 75,000 shares of Coca-Cola stock that are subject to performance criteria, 570,750 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 29, 2005, 14,000 shares of Coca-Cola stock that are subject to transfer restrictions, 3,950 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 3,015 share units of Coca-Cola stock credited to his account under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan.

(9)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 1,038 shares of our common stock upon distribution from the plan.

(10)        Includes 1,500,000 shares of our common stock held by Hondo Trading LP, M. J. Herb, general partner, 8,150,000 shares of our common stock held by MJH Investments Ltd., M. J. Herb, general partner, and 7,185,971 shares of our common stock held by M. J. Herb as Trustee of Revocable Trust, 1,767,811 shares of our common stock held by MJH 2003 Trust, his wife being the sole trustee and M. J. Herb the settlor. Includes 2,500 stock appreciation rights and 5,000 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are exercisable or that will become exercisable within 60 days from the date of this table. Does not include 6,244,114 shares of our common stock held by Herbco II, LLC, as to which Mr. Herb disclaims any beneficial interest. Includes 200 shares of Coca-Cola stock held by his wife, 7,300 shares of Coca-Cola stock held in an IRA, and 500 shares of Coca-Cola stock held by his wife in an IRA.

(11)        Includes options to acquire 444,331 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 240,000 restricted shares of our common stock that are subject to forfeiture, and 746 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan. Includes 1,809 shares of Coca-Cola stock held in trust through our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Higgins, 8,130 shares of phantom stock credited under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from February 25, 2005.

(12)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 25,545 shares of our common stock upon distribution from the plan. Includes 40 shares of Coca-Cola stock held in trust for his son.

(13)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 58,990 shares of our common stock upon distribution from the plan.

(14)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 1,013 shares of our common stock upon distribution from the plan, options to acquire 498,692 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, and 22,410 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan. Includes 2,469 shares of Coca-Cola stock held by his wife, 2,219 shares of Coca-Cola stock that will be paid from our Matched Employee Savings and Investment Plan, and 44,800 shares held by a trust in which he shares beneficial ownership.

(15)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 27,806 shares of our common stock upon distribution from the plan, and 37,900 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(16)        Includes options to acquire 1,830,276 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 210,000 restricted shares of our common stock that are subject to forfeiture, and 4,539 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan. Includes 500 shares of our common stock owned by his wife, as to which he has disclaimed beneficial ownership. This tables does not include, for Mr. Kline, 534,040 shares of phantom stock credited under our stock deferral plan, 2,249 shares of phantom stock credited under our directors’ deferred compensation plan, and 2,247 shares of phantom stock credited under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from February 25, 2005.

(17)        Includes options to acquire 273,473 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 65,000 restricted shares of our common stock that are subject to forfeiture. This tables does not include, for Mrs. Reiniche, 100,000 shares of phantom stock, representing shares of our common stock issued under our stock deferral plan, the receipt of which is deferred beyond 60 days from February 25, 2005. Includes 13,100 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before the date of this table.

(18)        Includes 15,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(19)        Includes options to acquire 572,288 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 110,000 restricted shares of our common stock that are subject to forfeiture, and 9,149 shares of our common stock held in trust through the Matched Employee Savings and Investment Plan. This tables does not include, for Mr. Van Houten, 216,927 shares of phantom stock credited under our stock deferral plan and 51,129 phantom shares under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from February 25, 2005.

(20)        Includes options to acquire 6,160,918 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 1,200,000 restricted shares of our common stock that are subject to forfeiture, 179,813 share units of our common stock credited to accounts under our directors’ deferred compensation plan, 125,317 shares of our common stock held in accounts under the Matched Employee Savings and Investment Plan, 11,049 shares of Coca-Cola stock under the Matched Employee Savings and Investment Plan, 848,732 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are exercisable, 14,000 shares of Coca-Cola stock that are subject to transfer restrictions, 75,000 shares of Coca-Cola stock that are subject to performance criteria, 6,625 shares of Coca-Cola stock credited to accounts under The Coca-Cola Company Thrift & Investment Plan, and 4,840 share units of Coca-Cola stock credited to accounts under The Coca-Cola Company Supplemental Benefit Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers, and beneficial owners of 10% or more of our common stock, must file reports with the Securities and Exchange Commission showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations of our directors and executive officers, we believe that all required reports were filed in 2004, and, other than disclosed in prior proxy statements, in preceding years, except for a Form 4 that was filed for David Van Houten on June 22, 2004 reporting a sale of 31,575 shares under his 10b5-1 plan on that day; the form failed to report the simultaneous exercise of a like number of stock options. An amendment was filed after we discovered the error on January 13, 2005. A Form 4 for the purchase of 10,000 shares of common stock by James E. Copeland, Jr. on August 10, 2004 was filed on August 13, 2004, one day late, because of a miscommunication with the broker effecting the purchase.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Philosophy Pertaining to 2004

The Compensation Committee of the board of directors of Coca-Cola Enterprises Inc. is responsible for establishing and evaluating the salaries and other compensation of our chairman, the chief executive officer, and our senior officers, including the executive officers.

Our committee is composed entirely of independent directors and is assisted regularly by an outside compensation consultant.

We have established an executive compensation program designed to:

•	Provide competitive cash compensation and long-term incentives to attract and retain high caliber executives;

•	Encourage strong performance of our executive officers by conditioning a substantial portion of their annual cash compensation on the achievement of our company’s business goals; and

•	Align our executive officers’ interests with the long-term interests of shareowners through awards of stock options and restricted stock.

For 2004, Mercer Human Resources Consulting assisted the committee in reviewing and making recommendations regarding our executive officers’ compensation, as well as the composition of the peer group of companies and other market data against which we measure the competitiveness of our program (referred to in this report as the “Comparison Group”). Specifically, we considered the following twenty companies as peer companies during 2004: Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Avon Products, Inc.; Campbell Soup Company, The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods, Inc., Dean Foods Company, Eastman Kodak Company, General Mills, Inc., Genuine Parts Company, The Gillette Company, H.J. Heinz Company, Kellogg Company, Kimberly-Clark Corporation, Newell Rubbermaid Inc., PepsiCo, Inc., The Pepsi Bottling Group, Inc., Sara Lee Company, and Sysco Corporation.

For 2004, the combined annual cash and long-term incentive compensation of an executive officer were set at between 50th and 75th percentile of that of an officer with similar responsibilities in the Comparison Group assuming that our company’s performance goals were met. The annual cash and long-term incentive compensation of our executive officers is described in more detail below.

Annual Cash Compensation

Base Salary. The base salary of an executive officer is generally targeted at the median of the Comparison Group. In considering 2004 base salaries, our compensation consultant advised that base salaries for our executive officers were generally at or below this median. The company’s chief executive officer and the president and chief operating officer provided the committee with recommendations regarding increases to executive officers’ base salaries. The increases were based on market-related and internal equity adjustments, as well as the individual’s performance. Additionally, adjustments were made during 2004 to the base salaries of certain officers to reflect significant changes in their positions or responsibilities. This included a reduction in the base salary of Lowry Kline, at his request, to reflect his resignation as chief executive officer at the end of 2003 and his continuation as executive chairman.

Annual Bonus Program. For 2004, we adopted, and shareowners approved, the 2004 Executive Management Incentive Plan (the “Executive MIP”) as the executive officers’ annual bonus program. Under the Executive MIP the annual bonus opportunity was tied to the attainment of specific targets related to the operating income budget of Coca-Cola Enterprises and the budget for sales volume of its products. Prior to the beginning of the 2004 performance period, this committee established the award levels payable upon the achievement of minimum, budgeted, and advanced targets related to each performance measure. The awards for achieving 100% of the budgeted target levels of both performance goals could have ranged from 75% to 125% of the executives’ annual base salaries.

For the 2004 performance period, Coca-Cola Enterprises achieved 96.9% of its budgeted sales volume goal, entitling executive officers to a bonus under the Executive MIP of between 9.19% and 12.25% of their base salaries. The minimum target related to budgeted operating income was not achieved, so no bonus was payable under the Executive MIP with respect to this performance goal.

The reason for the company’s failure to attain the minimum target related to budgeted operating income was principally because of three events that occurred during 2004. These were the amendment of two agreements with The Coca-Cola Company: one allowing us to achieve greater administrative efficiencies by netting concentrate payments, and the other allowing us to defer capital expenditures for the placement of vending equipment. The third event was the acceleration of the production of non-returnable packaging in the Netherlands, allowing the company to reach the market sooner with newly authorized packaging. These actions were taken with the approval of the board, and each is believed to be in the best interests of the company and its shareowners. Their negative impact on operating income results was due solely to required one-time, noncash accounting adjustments. Had it been appropriate to disregard these adjustments under the Executive MIP, Coca-Cola Enterprises would have attained 92.7% of its operating income budget, and the executive officers would have earned additional bonuses for this performance goal equal to between 38.1% and 50.8% of their salaries.

We concluded that it was appropriate to make special cash payments to the executive officers (other than John Alm and Lowry Kline, for the reasons discussed below), and we set the amount of these cash payments as if the accounting adjustments had not impacted operating income, because we did not believe, as a matter of effective compensation policy, that officers should be penalized for taking actions in the company’s best interests. John Alm, our chief executive officer and Lowry Kline, our chairman, had told us in December 2004 that they wished to decline any compensation that might otherwise become payable to them under the Executive MIP. We note that if Messrs. Alm and Kline had received the Executive MIP bonus based on volume, and the special cash payments in lieu of attaining the operating income bonus, they would have received total payments of $748,695 and $669,885, respectively. These amounts will be included in their annual compensation figures for purposes of computing their pension benefits.

Long-Term Incentives

This committee has established stock ownership guidelines for the executive officers requiring each executive to own stock with a value equal to a multiple of his or her salary. The multiples range from three to seven times base salary, depending on the executive’s position. An officer must satisfy the guidelines within specific time periods to qualify for future equity grants.

In anticipation of regulatory changes and in light of competitive compensation practices in the marketplace, this committee reviewed its approach to the use of stock options and restricted stock before making equity awards in 2004. With the assistance of our compensation consultant, we determined that grants to our executive officers should reflect a mix of approximately 60% stock options and 40% restricted stock. This mix reflects our continued belief in the appropriateness of using stock options as a long-term incentive vehicle and in the important role restricted stock can have in retaining key executives.

The value of the annual equity grants made to executive officers for 2004 were targeted to be at the median of grants to comparable positions within the Comparison Group. However, we also made special awards to reward exemplary performance during the prior year, to recognize potential and to increase retention of key talent.

During 2004, this committee granted 6,707,500 stock options. Of these, 922,000 options were awarded to individuals who were executive officers on the grant date. All stock options granted in 2004 had an exercise price equal to the market value of our common stock on the date of grant and a ten-year term. During 2004, we also awarded 1,247,500 shares of restricted stock and restricted stock units. Of these 515,000 were awarded to individuals who were executive officers at the time the award was made. All restricted stock and restricted stock units granted in 2004 will vest only upon the satisfaction of both a five-year continued service requirement and required increases in the market value of our common stock, measured from the market value on the date of grant. Our compensation consultant has advised that the five-year service requirement is longer than the average required in the Comparison Group, and that the performance goals of 10% and 20% increases in the market value of our common stock required before the first and second half of an award, respectively, may vest are more challenging than is typical within the Comparison Group.

Compensation of the Chief Executive Officer

The committee has established the chief executive officer’s compensation under the same principles and within the same targeted levels as those applied to our other executive officers. Although Mr. Alm was elected chief executive officer effective January 1, 2004, the adjustment to his compensation became effective April 1, 2004. Mr. Alm’s new base salary was set at $950,000, which is below the median of the Comparison Group. Based on our belief that the chief executive officer should be compensated under the same incentive programs as other executive officers, Mr. Alm also participated in the 2004 Executive Management Incentive Plan. However, as noted above, he declined any payment under that plan or the special cash awards.

For 2004, we awarded Mr. Alm 245,000 stock options and 69,000 shares of restricted stock. Mr. Alm’s restricted stock award will vest upon the satisfaction of both the five-year service condition and the attainment of the same increases in the market value of our common stock, as described above. Mr. Alm’s 2004 restricted stock award provides that the continued service requirement to vesting may be satisfied after his retirement if, at the request of the board of directors, he continues to provide services to Coca-Cola Enterprises under a consulting agreement and remains subject to a noncompetition agreement.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and to each of the four other most highly compensated executive officers. However, compensation that is “performance-based,” as defined under Section 162(m), is exempt from this limit on deductibility. The committee has designed its executive compensation programs to preserve the tax deductibility of compensation paid to executive officers to the extent it believes is consistent with the need to attract and retain key executives. The committee may also award compensation that is not exempt from the limitations on deductibility under Section 162(m) where it believes such compensation is in the best interest of the company, balancing tax efficiency with long-term strategic goals.

For 2005, this committee approved, and the board has adopted, the Executive Management Incentive Plan (Effective January 1, 2005), which is being presented for the approval of our shareowners at the 2005 annual meeting.

Conclusion

This committee is committed to continually reviewing our compensation philosophy and programs to ensure they are meeting our objectives of providing compensation that attracts and retains superior executive talent, as well as encourages our executive officers to achieve the business goals of Coca-Cola Enterprises.

James E. Copeland, Jr., Chair

John L. Clendenin

John E. Jacob

Paula R. Reynolds

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of the four outside directors who have signed the Compensation Committee Report on Executive Compensation appearing in this proxy statement. No member has ever been an officer or employee of Coca-Cola Enterprises or any of its subsidiaries.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position(1)	Year	Annual Compensation					Long-Term Compensation				All Other Compensation ($)(4)
		Salary ($)	Bonus ($)		Other Annual Compen- sation ($)(2)		Awards			Payouts
							Restricted Stock Awards($)(3)		Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
John R. Alm	2004	937,405	0	(5)	85,749		1,640,820		245,000	0	16,160
President and Chief	2003	899,620	957,556		95,592		3,066,000		250,000	0	22,915
Executive Officer	2002	881,980	1,481,991		85,853		0		264,300	0	23,380

Lowry F. Kline	2004	873,375	0	(5)	86,026		1,426,800		200,000	0	10,774
Chairman	2003	943,500	1,004,261		95,013		3,285,000		280,000	0	14,891
	2002	925,000	1,554,278		88,648		0		341,700	0	16,411

G. David Van Houten, Jr.	2004	601,041	367,001		83,567		951,200		100,000	0	41,390
Executive Vice President and	2003 2002	529,163 513,750	450,582 725,158		54,423 60,603		1,049,000 323,400		75,000 92,400	0 0	46,523 35,961
Chief Operating Officer

Dominique Reiniche(6)	2004	549,758	349,549		77,612		1,545,700	(7)	50,000	0	1,861
Senior Vice President, and	2003	454,311	407,042		75,815		1,019,050	(7)	50,000	0	1,816
President, European Group	2002	424,755	340,372		88,675		565,950		22,000	0	7,439

Shaun B. Higgins	2004	412,933	243,817		44,209	(8)	2,734,700		50,000	0	26,670
Executive Vice President and	2003 2002	351,549 341,310	299,344 481,759		31,849 4,963	(8) (8)	944,100 1,293,600		50,000 61,400	0 0	31,549 23,330
Chief Financial Officer

(1)        The officer group, referred to as the named executive officers, is composed of the chief executive officer and the four most highly compensated executive officers, determined as of December 31, 2004.

(2)        “Other Annual Compensation” in 2004 includes: for Mr. Alm, $49,924 for nonbusiness use of company aircraft; for Mr. Kline, $53,749 for nonbusiness use of company aircraft; for Mr. Van Houten, $50,575 for nonbusiness use of company aircraft; and for Mrs. Reiniche, $27,237 for country club dues and $22,143 for fringe benefits related to third-party travel, driver and cell phone expenses.

(3)        Each named executive officer held restricted stock at December 31, 2004, in the aggregate number of shares of our common stock and the aggregate value at that date, as follows: Mr. Kline—210,000 shares, $4,378,500; Mr. Alm—209,000 shares, $4,357,650; Mr. Van Houten—110,000 shares, $2,293,500; Mrs. Reiniche—100,000 restricted stock units and 65,000 shares, $3,440,250; Mr. Higgins—240,000 shares, $5,004,000. Dividends are paid on shares of restricted stock at the same rate paid on all shares of our common stock.

(4)         “All Other Compensation” in 2004 includes: for Mr. Alm, $11,258 paid to a defined contribution pension plan, $4,902 in imputed income for term life insurance premiums; for

Mr. Kline, $3,250 paid to a defined contribution pension plan and $7,524 in imputed income for term life insurance premiums; for Mr. Van Houten, Jr., $36,604 paid to a defined contribution pension plan and $4,786 in imputed income for term life insurance premiums; for Mrs. Reiniche, $1,861 for term life insurance premiums, and for Mr. Higgins, $24,048 paid to a defined contribution pension plan and $2,622 in imputed income for term life insurance premiums.

(5)        Mr. Alm and Mr. Kline declined to accept annual bonuses for 2004. Had they received their annual bonuses and the special cash distributions computed on the same basis as the payment to the other participants, Mr. Alm would have received $748,695 and Mr. Kline $669,885.

(6)        Mrs. Reiniche’s compensation, which is paid in euros, is reported here in U.S. dollars. For 2002 and 2003 compensation, the conversion is based on 1.2595 euros per dollar, the exchange rate at December 31, 2003. For 2004 compensation, the conversion is based on the December 31, 2004 conversion rate, 1.3554 euros per dollar.

(7)        For 2003 and 2004, Mrs. Reiniche was credited with deferred stock units under the Restricted Stock Deferral Plan (now titled the Stock Deferral Plan) in lieu of actual restricted shares. The deferred stock units contain the same requirements for vesting as, and pays hypothetical dividends equal to actual dividends on, the restricted stock awards to other officers.

(8)        Perquisites and other personal benefits, securities or property for this named executive officer during the fiscal year did not exceed the lesser of $50,000 or 10% of salary and bonus.

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base/Price ($/SH)	Expiration Date	Grant Date Present Value ($)(1)
Mr. Alm	245,000	3.7%	23.61	2/26/2014	2,452,450
Mr. Kline	200,000	3.0%	23.61	2/26/2014	2,002,000
Mr. Van Houten	100,000	1.5%	23.61	2/26/2014	1,001,000
Mrs. Reiniche	50,000.7%		23.61	2/26/2014	500,500
Mr. Higgins	50,000.7%		23.61	2/26/2014	500,500

(1)        The “grant date present value” is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, the executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by Coca-Cola Enterprises are as follows: (i) dividend yield of .4%; (ii) expected volatility of 40.20% (iii) risk-free interest rate of 3.46%; and (iv) expected life of six years. No assumptions were made regarding nontransferability or risk of forfeiture. The assumptions chosen materially impact the resulting valuations. At December 31, 2004, the trading price of the stock was below the exercise price of the options.

Aggregated Option/SAR Exercises in Last Fiscal Year,

and Fiscal Year-End Option and SAR Values

Name	Number of Shares Acquired on Exercise		Value Realized ($)	Number of Securities Underlying Unexercised Options and SARs at Fiscal Year-End (#)	Value of Unexercised in-the- Money Options/SARs at Fiscal Year-End ($)
				Exercisable/Unexercisable	Exercisable/Unexercisable
Mr. Alm	184,800	(1)	3,046,773	1,330,097 /630,609	1,366,923 /482,913
Mr. Kline	66,600	(2)	1,109,037	1,106,405 /682,358	1,439,698 /628,154
Mr. Van Houten	121,125		2,330,991	454,503 /210,052	806,258 /163,499
Mrs. Reiniche	—		—	221,806 /101,668	110,995 / 43,033
Mr. Higgins	—		—	365,031 /129,301	328,665 /110,791

(1)        Each of Mr. Alm’s exercises in 2004 were subject to a deferral election under our Stock Deferral Plan, which resulted in the deferral of 135,860 shares under that plan.

(2)        Of the reported options exercised, 48,000 options were subject to a deferral election under our Stock Deferral Plan, which resulted in the deferral of 35,777 shares under that plan.

Pension Plans

Our executive officers participate in our noncontributory, qualified defined benefit pension plan that provides benefits for substantially all employees (excluding employees who are included in a unit covered by a collective bargaining agreement negotiated in good faith). Retirement income benefits under this plan are based upon a participant’s highest average annual compensation during any consecutive three of the last ten consecutive calendar years and the participant’s years of credited service. Normal retirement under this plan is between age 65 and 67, depending on the participant’s retirement age, as defined by the Social Security Administration.

Our executive officers also participate in an unfunded, nonqualified defined benefit pension plan that provides benefits above those provided by the qualified plan due to the limits set forth in the Internal Revenue Code. This nonqualified plan also has an enhanced benefit formula and a normal retirement age of 65. Although we are not required to limit the benefits payable under the nonqualified plan, the maximum annual payout is set at three times the annual benefit allowed at the participant’s retirement age under a qualified plan. For 2004, the maximum benefit at age 65 was $495,000.

The following table shows the estimated annual benefits payable at age 65 under the defined benefit qualified and nonqualified plans.

Pension Plan Table

	YEARS OF SERVICE
Remuneration	5	10	15	20	25	30	35	40
700,000	47,901	95,803	143,704	191,605	239,506	287,408	335,309	383,210
800,000	54,901	109,803	164,704	219,605	274,506	329,408	384,309	439,210
900,000	61,901	123,803	185,704	247,605	309,506	371,408	433,309	495,000
1,000,000	68,901	137,803	206,704	275,605	344,506	413,408	482,309	495,000
1,250,000	86,401	172,803	259,204	345,605	432,006	495,000	495,000	495,000
1,500,000	103,901	207,803	311,704	415,605	495,000	495,000	495,000	495,000
1,750,000	121,401	242,803	364,204	485,605	495,000	495,000	495,000	495,000
2,000,000	138,901	277,803	416,704	495,000	495,000	495,000	495,000	495,000
2,250,000	156,401	312,803	469,204	495,000	495,000	495,000	495,000	495,000
2,500,000	173,901	347,803	495,000	495,000	495,000	495,000	495,000	495,000

Benefits shown in the table above are computed as straight-life annuity amounts upon retirement and are not subject to reduction for Social Security or other amounts.

Covered compensation under the defined benefit qualified and nonqualified plan includes salary and bonuses paid during 2004, but excludes Other Annual Compensation, Restricted Stock Awards, and All Other Compensation, as described in the Summary Compensation Table.

The named executive officers’ covered compensation for 2004 (and the highest average annual compensation during any three consecutive three of the last consecutive ten calendar years), as well as years of credited service at the end of the last fiscal year, are summarized below:

	2004 Covered Compensation	Average of 3 Highest Years	Credited Service
Mr. Alm	$1,894,961	$1,719,517	27 Years
Mr. Kline	1,877,636	1,766,804	13 Years	(1)
Mr. Van Houten	1,051,623	1,073,731	34 Years
Mrs. Reiniche	(2)	(2)	(2)
Mr. Higgins	712,277	720,891	13 Years

(1)        Includes four additional years of service under our nonqualified pension plan, granted to Mr. Kline upon his employment in 1996.

(2)        Mrs. Reiniche does not participate in the pension plan for U.S. employees that is described above. A citizen of France, she participates in a governmental pension plan to which we contribute.

Employment Contracts and Termination of Employment Arrangements

Dominique Reiniche, Senior Vice President and President of our European business unit, has an employment agreement dated April 23, 2003. Mrs. Reiniche’s annual salary was set in the agreement at EUR 360,005, subject to annual adjustment. Under the agreement, Mrs. Reiniche is eligible for annual bonus participation, equity compensation, and other benefits and perquisites provided to our senior officers. Mrs. Reiniche also receives annual payments equal to amounts she would have received under the profit sharing plans of our subsidiary in France had she remained an employee of that company. These amounts are included in the column headed “Bonus” in the Summary Compensation Table. If Mrs. Reiniche is terminated for any reason, except for serious or gross misconduct, she will be entitled to payments equal to 21 months of salary and bonuses.

Upon a change of control of Coca-Cola Enterprises, all stock options granted since 2003, including those made to executive officers, include a provision that the options will vest immediately and remain exercisable for the remainder of their term. Also since 2003, all restricted stock awards, including those made to executive officers, provide for immediate vesting upon a change of control.

The restricted stock awards made in 2003 and 2004 to John R. Alm, our President and Chief Executive Officer, and Lowry F. Kline, our Chairman, provide for vesting upon the satisfaction of both a performance condition related to increases in the market value of our common stock and a continuous service requirement, which may be satisfied after the officer’s retirement if the board requests that such officer perform services under a consulting agreement and is subject to a noncompetition agreement. Restricted stock awards made in 2004 to G. David Van Houten, Jr., our Executive Vice President and Chief Operating Officer, and John J. Culhane, our Executive Vice President and General Counsel, contain the same provision permitting the continued service requirement to be met following retirement if the board requests that such officer perform services under a consulting agreement and is subject to a noncompetition agreement. The number of restricted shares subject to the awards of Messrs. Alm, Kline, and Van Houten are noted in the Summary of Compensation Table. Mr. Culhane received 20,000 restricted shares under this 2004 award.

In 2004, Shaun B. Higgins, our Executive Vice President and Chief Financial Officer, received a special award of 100,000 restricted shares. The award will vest upon the attainment of required increases in the market value of our common stock and the satisfaction of five years of service. The continued service requirement will be waived, however, if Mr. Higgins’s employment is involuntarily terminated without cause, provided he enters into a noncompetition agreement with the company at the time.

SHARE PERFORMANCE

Comparison of Five-Year Cumulative Total Return

The graph shows the cumulative total return to our shareowners beginning as of December 31, 1999 and for each year of the five years ended December 31, 2004, in comparison to the cumulative returns of the S&P Composite 500 Index and to an index of peer group companies we selected. The peer group consists of The Coca-Cola Company, PepsiCo, Inc., Coca-Cola Bottling Co. Consolidated, Cadbury Beverages plc, PepsiAmericas, Inc. and The Pepsi Bottling Group, Inc. The graph assumes $100 invested on December 31, 1999, in our common stock and in each index, with the subsequent reinvestment of dividends on a quarterly basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans in existence at December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	55,856,488	(1)	$25.06	36,802,021	(2)(3)
Equity compensation plans not approved by security holders	156,690	(4)	$34.60	2,277,293	(5)(6)
Total	56,013,178		$25.09	39,079,314

(1)        Shares issuable pursuant to outstanding options under our 1995 Stock Option Plan (As Amended and Restated Effective January 2, 1996), 1997 Stock Option Plan, 1999 Stock Option Plan, and the 2001 Stock Option Plan.

(2)        The number of shares of our common stock specified represents that those issuable pursuant to future awards under our 2001 Stock Option Plan, 2001 Restricted Stock Award Plan, and 2004 Stock Award Plan.

(3)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•	Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended and Restated Effective February 17, 2004), shares are issued only to the extent a participant’s deferred compensation account was credited with phantom stock. This plan will terminate on February 17, 2014, unless extended by our board and approved by the shareowners. For a description of the material terms of this plan, see, “The Board of Directors—Compensation of Directors.”

•	Under the U.K. Employee Share Plan (the “U.K. Plan”), shares are purchased on the open market only to the extent employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer.

Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the U.K. Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

•

Under the Stock Savings Plan (Belgium) (the “Belgian Plan”), shares are purchased on the open market only to the extent employees of our Belgian subsidiaries elect to contribute from their pay, as well as matching contributions made by their employer.

Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for five years.

This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

(4)        Shares issuable pursuant to outstanding options under the 1997 Directors’ Stock Option Plan.

(5)        The number of shares of our common stock specified represents those issuable under the Coca-Cola Enterprises Stock Deferral Plan (As Amended and Restated Effective April 1, 2004), which was not approved by the shareowners. Under this plan, deferred compensation accounts of highly compensated and management employees were previously credited with phantom stock only to the extent such employee deferred gains upon exercise of an option or surrendered shares of unvested restricted stock in exchange for restricted stock units. Prior to April 2004, employees could also be credited with restricted stock units in lieu of actual awards of restricted stock. Due to recent tax legislation related to nonqualified deferred compensation, effective January 1, 2005, no further phantom stock credits will be made under this plan.

(6)        The numbers of shares remaining for further issuance under each of the following plans not approved by the shareowners are not presently determinable, as explained below:

•	Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have it credited as phantom stock. This is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions (currently 25% of the employee’s deferral, up to seven percent of his or her pay). A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock.

•	Under the Coca-Cola Bottling Company’s Employee Savings and Investment Plan (the “Canadian Plan”), participating employees are eligible to receive from us a 50% match on contributions up to a maximum of 6% or 7% of such participant’s earnings per year, depending on the classification of the employee. Matching contributions from our Canadian subsidiary are immediately vested. Participants may elect, but are not required, to invest matching contributions in shares of our common stock.

•	We also sponsor employee share purchase plans in the U.S. and other jurisdictions. Under these plans, we do not make contributions towards employee share purchases, but rather facilitate the acquisition of shares in a cost efficient manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership by and Director Relationships with The Coca-Cola Company

We were formed initially as a wholly owned subsidiary of The Coca-Cola Company. The Coca-Cola Company remains our largest shareowner, owning as of February 25, 2005, directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 36% of our outstanding common stock. In addition, three of our fifteen directors are executive officers of The Coca-Cola Company.

Agreements and Transactions with The Coca-Cola Company

Coca-Cola Enterprises and The Coca-Cola Company entered into transactions and agreements with one another, incident to their respective businesses during 2004. Certain of these are described below.

Beverage Agreements and Purchases of Finished Product

We purchase syrups, concentrates, and mineral waters from The Coca-Cola Company and manufacture, package, distribute, and sell liquid nonalcoholic refreshment products under beverage agreements with The Coca-Cola Company. These agreements give us the right to produce and market beverage products of The Coca-Cola Company in bottles and cans in specified territories. The beverage agreements also provide The Coca-Cola Company with the ability to set prices of the syrups and concentrates for the beverages of The Coca-Cola Company, as well as the terms of payment and other terms and conditions under which we purchase those syrups and concentrates. We have other agreements with The Coca-Cola Company under which it purchases finished product or fountain syrup for sale within our territories.

During 2004, we purchased from The Coca-Cola Company approximately $5.2 billion of syrups, concentrates, mineral waters, and finished product (including juices) under the beverage agreements and other agreements relating to fountain syrup.

Purchase of Finished Product from Joint Venture

We purchased finished product from Beverage Partners Worldwide-Americas, a joint venture between The Coca-Cola Company and Nestlé S.A. during 2004. Total payments to The Coca-Cola Company, for the benefit of the joint venture, were approximately $21 million.

Dispensing Equipment

The Coca-Cola Company reimbursed (or will reimburse) us approximately $54 million for the costs of parts and labor for repairs on cooler, dispensing, or post-mix equipment owned by The Coca-Cola Company or its customers.

Lease of Office Space

During 2004, we and The Coca-Cola Company leased office space from each other in various locations. Approximately $4 million was paid or is payable from us to The Coca-Cola Company, and approximately $5 million was paid or is payable from The Coca-Cola Company to us under these arrangements.

Reimbursement of Sales Allowances from The Coca-Cola Company

The Coca-Cola Company reimburses us for a portion of sales allowances we give our customers. Approximately $31 million was received or receivable from The Coca-Cola Company for 2004.

Packaging

Approximately $10 million in packaging fees was paid or is payable from The Coca-Cola Company to us for 2004.

Point-of-Sale Expenses

We purchased point-of-sale and other advertising items from The Coca-Cola Company. In 2004, we purchased such items having a cost of approximately $9 million, and we will continue to purchase such materials in 2005.

Sweetener Requirements Agreement

We and The Coca-Cola Company are parties to a sweetener requirements agreement for the purchase by us of substantially all of our requirements for sweetener in the United States. The amount paid or to be paid by us to The Coca-Cola Company under this agreement for 2004 totaled approximately $309 million. This agreement covers annual periods through 2007.

Sales of Syrups, Bottle and Can Products, and Agency Billing and Delivery Arrangements

We have entered into agreements with The Coca-Cola Company pursuant to which we sell fountain syrup back to The Coca-Cola Company at prices which generally equate to the prices charged by The Coca-Cola Company to us. We then deliver such syrup to certain of the major fountain accounts of The Coca-Cola Company, and sometimes, on behalf of The Coca-Cola Company, invoice and collect the receivables with respect to such sales. In addition to the fountain syrup sales, we sell bottle and can beverage products to The Coca-Cola Company at prices that generally equate to the prices charged by us to our major customers. The amounts paid or to be paid by The Coca-Cola Company to us for fountain syrups, bottle, and can beverage products, and delivery, billing, and collection for 2004 totaled approximately $428 million.

Marketing and Other Support Arrangements

For 2004, total direct marketing support paid or payable to us or to customers in our territories by The Coca-Cola Company approximated $719 million. Pursuant to cooperative trade arrangements with The Coca-Cola Company, we paid or will pay The Coca-Cola Company approximately $224 million. The Coca-Cola Company is under no obligation to continue these programs in the future.

On occasion, we participate in marketing programs outside the scope of recurring arrangements with The Coca-Cola Company. In 2004, we paid approximately $22 million to The Coca-Cola Company to participate in such programs.

Reimbursement of Recall Costs

In 2004, we recalled the recently launched Dasani water brand in Great Britain because of bromate levels exceeding British regulatory standards. We received $32 million from The Coca-Cola Company during 2004 as reimbursement for recall costs.

Transactions with Coca-Cola Bottling Co. Consolidated

Coca-Cola Enterprises and Coca-Cola Bottling Co. Consolidated bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party’s production facilities to the other party’s markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product than produce it. In 2004, our sales to Coca-Cola Bottling Co. Consolidated totaled approximately $20 million and purchases were approximately $22 million. We expect that additional sales and purchases will occur in 2005.

Transactions with SunTrust Banks, Inc.

SunTrust Banks, Inc. engaged in ordinary course of business banking transactions with us in 2004, and we expect that we will engage in similar transactions in 2005. The transactions included making loans to us on customary terms. In 2004, we paid fees for these transactions in the approximate amount of $1.9 million. Also in 2004, we paid SunTrust approximately: $323,000 for letter of credit fees, $490,000 in investment management fees relating to our benefit plans, $68,000 for credit facility fees, $17,000 for trustee and escrow fees, and $5,000 in marketing arrangements. SunTrust also holds equipment leases under which we paid approximately $1.7 million for the lease of over-the-road trailers and $659,000 for the lease of blow mold equipment. L. Phillip Humann, one of our directors, is Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc.

Transactions with AGL Resources Inc.

During 2004, we paid approximately $126,000 to AGL Resources Inc. and its affiliates for natural gas and related charges. All transactions were in the ordinary course of business and on standard terms. Paula R. Reynolds, one of our directors, is Chairman, President and Chief Executive Officer of AGL.

Transactions with Deloitte Consulting LLP

During 2004, we paid approximately $20.2 million to Deloitte Consulting LLP for consulting services, principally in connection with our Project Pinnacle, involving a business process redesign and SAP software implementation. James E. Copeland, Jr., one of our directors, retired in May 2003 as Chief Executive Officer of Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu and joined our board of directors in July 2003.

Transactions with United Parcel Service, Inc.

During 2004, we paid approximately $371,000 to United Parcel Service, Inc. for package and document delivery services. Calvin Darden, one of our directors, is Senior Vice President of U.S. Operations for UPS.

Relationships and Transactions with Management and Others

During 2004, we paid Jean-Claude Killy, one of our directors, approximately $159,000 under the terms of a consulting agreement.

Following his resignation as an officer in 2004, Summerfield K. Johnston, III, a director of the company since December 2004, entered into a consulting and separation agreement with us that provides, through March 2006, monthly payments of $34,145, amounts equal to the bonus to which he would have been entitled had he remained an executive vice president, and reimbursements for financial planning services. Mr. Johnston will also be eligible to participate in the Executive Retiree Medical Plan until age 65 unless he can be covered by comparable group coverage before that time. In 2004, we paid Mr. Johnston $207,826 under the terms of his agreement. Mr. Johnston also received $49,072 in early retirement benefits under our nonqualified defined benefit plan.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.    Election of Directors

Nominees

Our board of directors is authorized to have a maximum of 16 members. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified.

Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election as director. We have two members of our board who have reached the age of 70 and cannot be renominated: John L. Clendenin and John E. Jacob.

As noted in his biographical information, Jean-Claude Killy has announced his intention to resign from our board following its April 2005 meeting.

Messrs. Clendenin and Jacobs have been on our board since 1986; Mr. Killy since 1997. We will miss their wise counsel, and we express our gratitude to each of them for their energetic service to the board of directors and its committees.

The board has nominated Fernando Aguirre, James E. Copeland, Jr., Irial Finan, and Summerfield K. Johnston, III for terms expiring at our 2008 annual meeting of shareowners.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is located, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is found at the beginning of this proxy statement. See, “The Board of Directors—The Current Board and Nominees for Election.”

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Fernando Aguirre, James E. Copeland, Jr., Irial Finan, and Summerfield K. Johnston, III as directors for terms expiring at the 2008 annual meeting of shareowners, and until their respective successors are elected and qualified.

2.    Approval of the Executive Management Incentive Plan (Effective January 1, 2005)

Our board of directors has proposed the adoption of the Executive Management Incentive Plan (Effective January 1, 2005) and directed that it be submitted for approval at the annual meeting of shareowners. The plan will become effective only upon shareowner approval and is summarized below.

The following summary of the Executive Management Incentive Plan (Effective January 1, 2005) (the “Executive MIP”) is qualified in its entirety by the text of the plan, which is available on our website at http://www.cokecce.com or by requesting a copy by writing to: Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040. Shareowners can view the Executive MIP by accessing our website, then clicking on “Investor Relations,” then clicking on “Corporate Governance.”

The material terms of the plan are as follows:

Purpose

To provide senior officers with additional incentive to assist Coca-Cola Enterprises in meeting and exceeding its business goals.

Administration

The Compensation Committee of the board of directors (referred to in this summary as the “Committee”).

Eligible persons

Senior officers.

Performance period

A calendar year, as designated by the Committee, currently January 1, 2005 through December 31, 2005.

Performance goal

Bonuses under the plan will be based on specific targets related to either or both of operating income and sales volume. The performance goals for any year may relate to performance on a company-wide basis or the basis of any other business unit specified by the Committee.

Calculation of awards and maximum award

For each performance period, the Committee will establish the method of calculating awards to be payable upon the attainment of each performance goal, but the maximum payment to any individual for the performance period is $3,000,000. As long as this maximum award amount is not exceeded, the Committee may increase or decrease the amount of any award. However, the Committee may not increase the award of an officer covered by Section 162(m) of the Internal Revenue Code, but it may decrease it.

Termination, amendment or suspension

The board of directors or the Committee can terminate, suspend, or amend this plan at any time.

Federal Income Tax Consequences

Under current federal income tax laws, a participant will realize ordinary income equal to the amount of bonus in the year it is paid. We will receive a deduction equal to the amount of all participants’ bonuses for the year of the performance period, provided that the payments under the plan to certain senior officers are determined to satisfy Section 162(m) of the Internal Revenue Code. It is our intention that the plan will be administered in a manner that maximizes the deductibility of the payments under Section 162(m).

New Plan Benefits

It is not possible to determine the awards that would have been made had the Plan been in effect in 2004. However, it is expected that this Plan will be administered in a manner consistent with the company’s existing compensation practices and that awards paid in future years will be consistent with awards in prior years, taking into account changes in the performance goals and awards levels that the Committee sets for each performance period. Bonus awards to Named Executive Officers in 2004 are as shown in the Summary Compensation Table. Bonus awards in 2004 for the executive officer group totaled $1,213,313 and those for the nonexecutive officer group totaled $1,001,541.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the proposal to adopt the Executive Management Incentive Plan (Effective January 1, 2005).

3.    Ratification of Appointment of Independent Auditors

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2005. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Ernst & Young has advised us that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries.

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

The fees we paid to Ernst & Young in 2004 are shown in the Audit Fee Table appearing in this proxy statement. See, “The Board of Directors—Current Standing Committees of the Board of Directors—Audit Committee—Audit Fee Table.”

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2005 fiscal year.

Shareowner Proposals

The following four proposals were submitted by shareowners. Any proposal will be voted upon at the annual meeting if that proposal’s proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote.

In accordance with federal securities regulations, we include in this proxy statement the four proposals, plus any supporting statements submitted by the proponent, exactly as submitted.

4.    Shareowner Proposal Relating to Shareowner Approval of Certain Severance Agreements

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (“CCE” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: As part of his severance agreement with the Company, CCE’s former Chairman of the Board, CEO and current CCE board member, Mr. Summerfield Johnston, receives a consulting contract worth $600,000 per year, a paid seat on the CCE board of directors, health care coverage for life for his dependents and himself, financial planning and tax benefit consulting, use of the company aircraft, an office including a secretary and office supplies, and restricted shares of Company stock. In addition, former CCE Chief Financial Officer Patrick J. Mannelly will receive $34,500 per month through January 2006, all bonuses that he would have received had he continued his employment at CCE, tax and financial planning expenses, and country club dues.

Shareholders are taking a closer look at executive compensation practices and seemingly limitless severance packages for senior executives in light of gross corporate abuses at companies like Enron, Tyco, and Worldcom. Requiring shareholder approval for severance agreements—whether entered into prior to or at the time of termination—will insulate the Board from manipulation and will avoid rewarding bad management or poor performance.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out more than twice the amount of an executive’s last salary and bonus. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

Several other companies, including Sprint, Norfolk-Southern, and Bank of America have decided to adopt similar resolutions. In the spirit of true financial transparency and accountability to shareholders, CCE should reform excessive compensation practices and policies.

For these reasons, we urge shareholders to vote FOR this proposal.

Recommendation of the Board of Directors

Adoption of this proposal would arbitrarily limit Coca-Cola Enterprises’ flexibility to design employment arrangements that would attract and retain qualified executives.

Because of the market competition for qualified executives, we must have the flexibility to offer competitive employment packages to retain our own executives, as well as to motivate other valuable executives to join Coca-Cola Enterprises. In addition, when negotiating business acquisitions, we must provide competitive incentives to retain key executives of businesses acquired.

The Compensation Committee, comprised exclusively of independent directors, determines whether Coca-Cola Enterprises should enter into employment arrangements with top executive officers. We believe our Compensation Committee has the expertise and judgment to make prudent decisions about compensation. If the Compensation Committee believes that an employment agreement is in the best interest of Coca-Cola Enterprises and its shareowners, it needs the flexibility to offer the agreement without delay. This flexibility would be substantially undermined by a requirement for shareowner approval.

Although the proposal states that the shareowner approval can be obtained after the material terms of an agreement are agreed upon, this solution is not practical. To attract the highest caliber executives, we cannot afford to impose this kind of condition on the approval of the employment agreements. The executives we seek are frequently being recruited by other companies, and we could lose these individuals to competitors that do not have the shareowner approval condition. Coca-Cola Enterprises would be at a competitive disadvantage in attracting qualified executives who do not want to be subject to the uncertainty created by the shareowner approval requirement.

Our board of directors recommends that you vote AGAINST the proposal requesting shareowner approval of certain severance agreements.

5.    Shareowner Proposal Requesting Significant Portion of Future Stock Option Grants to Senior Executives be Performance-Based

United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, 901 Massachusetts Avenue, N.W., Washington, D.C. 2001, owner of 37,669 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

SUPPORTING STATEMENT: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

Recommendation of the Board of Directors

Adoption of this proposal could arbitrarily limit the company’s flexibility to design and implement senior executive compensation systems that would attract and retain qualified executives. The board of directors does not believe that this proposal is in our best interests because it would have adverse competitive, tax, and financial consequences. If we were to adopt the proposal and implement the performance-based options described in the proposal, we would be at a competitive disadvantage to other companies that offer stock options that are not based on the criteria set forth in the proposal.

Our stock option plan was designed to qualify as performance-based compensation under the current tax laws. To the extent that the exercise price of a stock option is less than the fair market value of the stock on the date of grant of the stock option, compensation arising from the exercise would not qualify as performance-based compensation and, thus, would be includable as compensation subject to the limits on deductibility. Therefore, implementation of the index-based portion of the proposal could result in a denial of tax deductibility of compensation expense arising from stock option exercises by our executives.

We believe that our Compensation Committee should have the flexibility to make compensation decisions based on a review of all relevant information, including specific financial and nonfinancial performance results, without imposing a rigid, preset formula that may not consider the overall results achieved by our executives.

Our board of directors recommends that you vote AGAINST the proposal requesting a significant portion of future stock option grants to senior executives be performance-based.

6.    Shareowner Proposal Requesting Amendment of Governance Documents to Require Election of Directors by Majority Vote

The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 7,700 shares of our common stock, has submitted the following proposal.

RESOLVED: That the shareholders of Coca-Cola Enterprises, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

SUPPORTING STATEMENT: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or reelected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or reelected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or reelection to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Recommendation of the Board of Directors

The board of directors does not believe that this proposal is in the best interests of Coca-Cola Enterprises because it could (i) make it difficult to elect a full board, (ii) adversely effect the company’s ability to comply with applicable rules and regulations regarding the composition of the company’s board, and (iii) have adverse financial consequences.

The board of directors is currently elected by a plurality of shareowner votes. The plurality voting method is the prevailing standard for the election of directors of publicly traded companies and provides important advantages over the higher threshold suggested by this proposal.

If adopted, the proposal could have the effect of converting the votes of all shareowners who do not vote, withhold their vote, or abstain from voting into a vote against the director nominee.

It is possible that none of the director nominees would receive the affirmative vote of a majority of votes cast at an annual meeting of the shareowners (particularly if the election was contested). For example, if there were 400,000,000 shares represented in person or by proxy at the shareowner meeting and two slates of five director nominees competing for five positions on the board, Slate “A” could receive 200,000,000 votes, Slate “B” could receive 190,000,000 votes, and 10,000,000 votes could be “withheld.” In this example, the shareowners would have clearly demonstrated their preference for Slate “A” over Slate “B” by

10 million votes, with only two and one-half percent of votes being withheld; however, none of the director nominees would be elected to the board. This example demonstrates a significant flaw in the proposal in that a relatively small number of shareowners who withhold their vote can effectively prevent any director nominees from being elected.

Certain rules and regulations of the New York Stock Exchange and the Securities Exchange Commission require that a publicly traded company’s board of directors (and committees of the board of directors) be comprised of a majority of independent directors. If the proposal were adopted, it could cause the company considerable hardship and expense in complying with the applicable NYSE and SEC standards. For example, under the proposal certain director nominees who would have been independent directors may not receive the requisite votes under the majority vote standard set forth in the proposal. In that case, we could be forced to call a special meeting to elect independent directors or take other costly and time consuming actions to comply with the applicable NYSE and SEC rules. We do not believe that this is the best use of the company’s funds, time or resources.

Additionally, the proposal could unnecessarily increase the cost of soliciting shareowner votes. The company may be required to take additional actions, such as conducting telephone solicitation campaigns, second mailings or other vote-getting strategies to obtain the required vote to elect directors, all of which would likely result in increased spending by the company for routine elections. The board of directors does not believe this would be a good expenditure of company and shareowner resources.

There are other practical problems with this proposal. The higher threshold standard imposed would apply equally to shareowner nominees, thereby making it more difficult for shareowner nominees to get elected. Also, it may defer the most qualified candidates from being willing to be nominated, again, because of the higher threshold of votes required to be successful.

A majority of the board of directors is comprised of independent directors (as determined by NYSE and SEC standards), and the board of directors believes the current plurality standard provides a good mechanism for electing an independent board that is committed to delivering long-term shareowner value.

Our board of directors recommends that you vote AGAINST the proposal requesting amendment of our governance documents to require election of directors by majority vote.

7.    Shareowner Proposal Requesting a Performance and Time-Based Restricted Share Grant Program for Senior Executives

The Sheet Metal Workers’ National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314, owner of 14,500 shares of our common stock, has submitted the following proposal.

RESOLVED: That the shareholders of Coca-Cola Enterprises (“Company”) hereby request that the Board of Directors’ Compensation Committee adopt a performance and time-based restricted share grant program for senior executives that includes the following features:

(1)	Operational Performance-Vesting Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2)	Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program, so that operational performance and time-vesting requirements must be met in order for restricted shares to vest.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

SUPPORTING STATEMENT: The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks. We believe that performance and time-vesting restricted shares should be an important component of such a program. In our opinion, performance and time-based restricted shares provide an effective means to tie equity compensation to meaningful operational performance beyond stock price performance.

A well-designed restricted share program can serve to help focus senior executives on achieving strong operational performance as measured over several years in areas determined by the Board to be important to the long-term success of the Company. The use of operational performance measures in a restricted share program can serve to complement the stock price performance measures common in senior executive equity compensation plans. In addition to operational performance requirements, time vesting requirements of at least three years will help reinforce the long-term performance orientation of the plan.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate operational performance criteria and associated performance benchmarks. It is requested that detailed disclosure of the performance criteria be provided in the Compensation Committee Report. Further, clear disclosure should be provided on the performance benchmarks associated with each performance criteria to the extent this information can be provided without revealing proprietary information. This disclosure will enable shareholders to assess whether the long-term equity compensation portion of the executive compensation plan provides challenging performance targets for senior executives to meet.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity compensation commensurate with their contributions to long-term corporate performance. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this important executive compensation reform.

Recommendation of the Board of Directors

Adoption of this proposal would arbitrarily limit the Compensation Committee’s flexibility to design and implement executive compensation programs. The Compensation Committee, which is comprised solely of independent directors, reviews, approves, and oversees the compensation of the company’s senior executives.

As stated in the Compensation Committee’s report contained in this proxy, the goal of the company’s executive compensation program is to attract and retain exceptional talent, to motivate these individuals to achieve the company’s strategic and financial goals, and to link executive compensation closely to corporate performance and returns to shareowners. Accordingly, the Compensation Committee has for many years conditioned the vesting of restricted shares granted to senior executives on both a performance requirement and a service requirement. Therefore, we believe that this proposal is unnecessary, because the Compensation Committee already incorporates performance criteria into senior executive compensation, including the vesting of restricted shares.

Even though performance-vesting awards already are awarded to our executive officers, we believe arbitrarily limiting the Compensation Committee’s flexibility in making these types of awards could put us at a competitive disadvantage in recruiting and retaining talented executives because our competitors may not be similarly restricted in the types of incentives that they award. The board of directors believes that the knowledgeable and experienced members of the Compensation Committee should have the flexibility to design executive compensation programs, including equity awards as they determine to be in the best interest of our company.

Our board of directors recommends that you vote AGAINST the proposal requesting a performance and time-based restricted share grant program for senior executives.

SHAREOWNER PROPOSALS FOR 2006 ANNUAL MEETING

If you intend to submit a shareowner proposal and request its inclusion in the 2006 proxy statement and form of proxy, such submission must be in writing and received by us no later than November 12, 2005.

If you miss the deadline for submission of a shareowner proposal, or if you submit a nomination to the board of directors, such submission can still be considered at the 2006 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the 2006 annual meeting, and otherwise comply with the requirements of the bylaws.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote your shares in their discretion.

Any shareowner wishing to have a copy of the Executive Management Incentive Plan being submitted for approval at the annual meeting (Item 2) should address any such request as follows: Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040. Alternatively, a complete copy of the plan may be found on our website: http://www.cokecce.com, by clicking on “Investor Relations” then “Corporate Governance.”

Atlanta, Georgia

March 11, 2005

LISTON BISHOP

Secretary

Please complete, date, sign, and mail your

proxy card back as soon as possible!

Annual Meeting of Shareowners

Friday, April 29, 2005, 10:30 a.m. EDT

Hotel du Pont

11th and Market Streets

Wilmington, Delaware

ê	Please detach along perforated line and mail in the envelope provided.	ê

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors, FOR Proposals 2 and 3, AGAINST Proposals 4, 5, 6 and 7, and as the proxies deem advisable on all other matters that may properly come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.				FOR	AGAINST	ABSTAIN
1. Election of four directors for terms expiring at the 2008 annual meeting:			2. To approve the Executive Management Incentive Plan (Effective January 1, 2005);	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ Fernando Aguirre ☐ James E. Copeland, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Irial Finan ☐ Summerfield K. Johnston, III	3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2005 fiscal year;	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)		The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6 and 7.
			4. Shareowner Proposal to request shareowner approval of certain severance agreements;	☐	☐	☐
			5. Shareowner Proposal to request significant portion of future stock option grants to senior executives be performance-based;	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee to withhold, as shown here: •			6. Shareowner Proposal to request amendment of governance documents to require election of directors by majority vote;	☐	☐	☐
			7. Shareowner Proposal to request a performance and time-based restricted share grant program to senior executives.	☐	☐	☐
			Please mark here if planning to attend the meeting.	☐
To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	If interested in the electronic availability of future proxy materials, mark this box.	☐
			To discontinue Annual Report mailing (for multiple account holders only), mark this box.	☐

Signature of Shareowner	Date:	Signature of Shareowner	Date:

Note:	Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annual Meeting of Shareowners

Friday, April 29, 2005, 10:30 a.m. EDT

AGENDA

ELECTION OF FOUR DIRECTORS

•

APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE PLAN

(EFFECTIVE JANUARY 1, 2005)

•

RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

•

TRANSACTION OF OTHER BUSINESS, INCLUDING FOUR SHAREOWNER PROPOSALS,

AS MAY COME PROPERLY BEFORE THE MEETING

Please bring this portion of the proxy card for admission to the Annual Meeting.

If voting shares over the Internet or telephone,

there is no need to mail back the proxy card.

The Internet and telephone voting facilities will close at 9:00 a.m. EDT, April 29, 2005.

Voting is important - thank you for voting!

ATTENDEES:

The use of cameras, sound or video recording equipment and cell phones or similar equipment is prohibited at the Annual Meeting. For security purposes, all purses, bags, and briefcases are subject to inspection. We appreciate your cooperation.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF COCA-COLA ENTERPRISES INC.

The undersigned hereby (a) appoints John J. Culhane and E. Liston Bishop III each as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned or (b) directs Computershare, Inc., as recordkeeper for the Coca-Cola Enterprises Employee Stock Purchase Plan; or (c) directs Standard Life Assurance Company of Canada, trustee of the Employee Savings and Investment Fund; or (d) directs Mercer Trust Company, Trustee under the following Plans: (i) Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or (ii) Lansing Matched Employees’ Savings and Investment Plan, and/or (iii) Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees, and or (iv) Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England, and/or (v) Central States Coca-Cola Bottling Company Bargaining Savings Plan, and/or (vi) Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan (vii) Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan, and/or (viii) Great Lakes Canning 401(k) Plan for Union Employees, to vote in person or by proxy all shares of Common Stock of Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, on all matters which may come before the 2005 Annual Meeting of Shareowners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 29, 2005 at 10:30 a.m. EDT, and any adjournments thereof, unless otherwise specified herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director’s recommendations.

(Continued and to be signed on reverse side)

Annual Meeting of Shareowners

Friday, April 29, 2005, 10:30 a.m. EDT

Hotel du Pont

11th and Market Streets

Wilmington, Delaware

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have the proxy card available when accessing the web page.	VOTE NOW!
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437 for U.S. and Canada) from any touch-tone telephone and follow the instructions. Have the proxy card available when calling to vote.	ACCOUNT NUMBER
- OR -
MAIL - Vote, date, sign and mail the proxy card in the envelope provided as soon as possible.

Using either Internet or telephone voting will eliminate the need to return the proxy card and will help to reduce expenses. If not voting via the Internet or by telephone, please vote, detach, and mail in the envelope provided as soon as possible.

ê Please detach along perforated line and mail in the envelope provided IF not voting via the Internet or telephone. ê

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors, FOR Proposals 2 and 3, AGAINST Proposals 4, 5, 6 and 7, and as the proxies deem advisable on all other matters that may properly come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.				FOR	AGAINST	ABSTAIN
1. Election of four directors for terms expiring at the 2008 annual meeting:			2. To approve the Executive Management Incentive Plan (Effective January 1, 2005);	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ Fernando Aguirre ☐ James E. Copeland, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Irial Finan ☐ Summerfield K. Johnston, III	3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2005 fiscal year;	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)		The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6 and 7.
			4. Shareowner Proposal to request shareowner approval of certain severance agreements;	☐	☐	☐
			5. Shareowner Proposal to request significant portion of future stock option grants to senior executives be performance-based;	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee to withhold, as shown here: •			6. Shareowner Proposal to request amendment of governance documents to require election of directors by majority vote;	☐	☐	☐
			7. Shareowner Proposal to request a performance and time-based restricted share grant program to senior executives.	☐	☐	☐
			Please mark here if planning to attend the meeting.	☐
To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	If interested in the electronic availability of future proxy materials, mark this box.	☐
			To discontinue Annual Report mailing (for multiple account holders only), mark this box.	☐

Signature of Shareowner	Date:	Signature of Shareowner	Date:

Note:	Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.